Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:	MEDIA CONTACTS:
Cardima, Inc.	Investor Relations Group	Investor Relations Group
Barry D. Michaels	Gino De Jesus	Janet Vasquez
Interim Chief Financial Officer	John Nesbett	Dian Griesel, Ph.D.
(510) 354-0300	(212) 825-3210	(212) 825-3210
www.cardima.com

FOR IMMEDIATE RELEASE

CARDIMA ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

FREMONT, Calif. (May 6, 2004) – Cardima®, Inc. (Nasdaq SC: CRDM), developer of the REVELATION® Tx, REVELATION® T-Flex and REVELATION® Helix microcatheter systems for the treatment of atrial fibrillation (AF), today reported financial results for the first quarter ended March 31, 2004.

Recent Highlights Include:

•	Submission to the US Food and Drug Administration (FDA) of an amendment to the REVELATION® Tx pre-market approval (PMA) application

•	Dr. Didier Loulmet, Chief of Minimally Invasive Robotic Cardiac Surgery and head of the atrial fibrillation program at Lenox Hill Hospital in NYC, completed two cases with the Cardima Surgical Ablation System using “minimally invasive” access techniques

•	Net proceeds of $3.1 million from the exercise of shares underlying certain warrants issued in August 2003 private placement

•	Receipt of CE Mark Clearance for the INTELLITEMP radio frequency energy management device

•	First clinical use of the INTELLITEMP for electrophysiology to treat atrial fibrillation

Revenues for the quarter ended March 31, 2004 of $636,000 remained flat relative to the same period in 2003, reflecting management’s second quarter 2003 strategic decision to reduce the Company’s direct European sales force in favor of focusing Company resources on obtaining FDA approval of the REVELATION Tx microcatheter and commercialization of the Cardima Surgical Ablation System. United States derived revenues increased 26% to $317,000 in the first quarter of 2004, from $251,000 in the same period of 2003, offset by a 19 percent decrease in European derived revenues to $129,000 from $159,000 for the first quarters of 2004 and 2003 respectively. Asian market revenues declined 12 percent or $24,000 to $ 185,000 from $209,000 for the same prior year period.

Net loss for the first quarter of 2004 decreased by $ 863,000 or approximately 27 percent, to $2,358,000, or $0.03 per share compared with $3,221,000, or $0.06 per share, for the first quarter of 2003. The improvement was the result of management actions to cut operating expenses, which decreased by 25 percent to $2,098,000 for the first quarter of 2004 from $2,784,000 for the same period in 2003. Selling, general and administrative expenses were reduced by 33 percent or $607,000 to $1,227,000 from $1,834,000 for the first quarters of 2004 and 2003 respectively. Research and development expenses declined approximately 8 percent to $871,000 in the first quarter of 2004 from $950,000 for the first quarter of 2003. Shares used in calculating the net loss per share increased to 82 million shares outstanding from 55.3 million shares due to the issuance of shares in connection with private placements since the second quarter of 2003 and the exercise of shares underlying private placement warrants following a redemption call issued in late 2003.

“This quarter, Cardima achieved several significant milestones” said Gabriel Vegh, Chief Executive Officer of Cardima. “In January, we completed and submitted to the FDA a supplemental amendment to our REVELATION Tx PMA application. This submission is very important as we believe it addresses the issues raised by both the FDA and the FDA Circulatory System Devices Panel in May 2003. In the surgical arena, we are pleased that Dr. Loulmet, at Lenox Hill Hospital in NYC, was the first to use our FDA approved Surgical Ablation System (SAS) during a minimally invasive surgical procedure. We are delighted about this progress in the minimally invasive surgical market and we will continue to refine the technology towards the goal of having a stand-alone treatment option for all patients suffering with atrial fibrillation.”

Mr. Vegh continued, “And last, we received European CE Mark approval for our INTELLITEMP® RF energy management device, which allowed us to begin its use in an important investigative effort with Dr. Jaswinder Gill and his team at Guy’s & St. Thomas Hospital in London, England.”

Cardima has scheduled an investor conference call regarding this announcement to be held today, beginning at 4:30 p.m. Eastern Time. To participate in the live call via telephone, please call (888) 286-8010 (domestic) or (617) 801-6888 (international) and use participant passcode #68710262. Individuals interested in listening to the conference call via the Internet may do so by visiting the investor relations section of the Company’s Web site at www.cardima.com. A telephonic replay of this call will be available for 14 days starting from 3:30 PM Pacific Time on Thursday, May 6, 2004 through 11:59 PM Pacific Time on Thursday, May 20, 2004. The live webcast will be archived on Cardima’s website for one year.

About Cardima

Cardima, Inc. has developed the REVELATION® Tx, REVELATION T-Flex and REVELATION Helix linear ablation microcatheters, the NAVIPORT deflectable guiding catheters, and the INTELLITEMP energy management system for the minimally invasive treatment of atrial fibrillation (AF). The REVELATION Helix was developed for the treatment of AF originating in the pulmonary veins of the heart. The REVELATION Tx, REVELATION T-Flex and REVELATION Helix systems and the INTELLITEMP have received CE Mark approval in Europe. The Company has also developed a Surgical Ablation System, which targets market application by cardiac surgeons to treat AF by ablating cardiac tissue during heart surgery using radio frequency (RF) energy. In February 2003, the Company announced that it had received FDA 510(k) clearance to market the Surgical Ablation System in the U.S.

Except for the historical information contained herein, the matters discussed in this press release, including the Company’s belief about its PMA application for the REVELATION® Tx and the performance and utility of its Surgical Ablation System in less invasive procedures and the prospects for the system’s future use, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include the limited number of cases employing the Company’s products in a “less invasive” manner, the Company’s ability to raise additional capital, whether the Company’s pre-market approval (PMA) application for the REVELATION® Tx or any other product will be approved by the FDA and whether the approval process will require unanticipated expenses, the possibility of business disruption or unanticipated expenses due to the Company’s recent staffing reduction and financing efforts, and whether the Company will be able to conduct successful clinical trials, obtain and maintain regulatory approvals, gain acceptance for its products from the marketplace, secure distribution partners or successfully manufacture, market, sell and distribute its products to end users in the event regulatory approvals are obtained. Additional risks are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company’s plans or expectations.

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(Financial Tables Follow)

Cardima, Inc.

Statements of Operations

(Unaudited)

In thousands, except per share amounts

	2004	2003
Revenues	$636	$638
Cost of Goods sold	835	1,085

Gross Margin	(199)	(447)
Operating expenses:
Research and development	871	950
Selling, general and administrative	1,227	1,834

Total operating expenses	2,098	2,784

Operating loss	(2,297)	(3,231)
Interest and other income	(24)	12
Other non-cash expense	(33)	—
Interest expense	(4)	(2)

Net loss	$(2,358)	$(3,221)

Net loss per share	$(0.03)	$(0.06)

Shares used in computing net loss per share	82,051	55,344

Selected Balance Sheet Data

(Unaudited)

In Thousands

	March 31, 2004 (Unaudited)	December 31, 2003*
Cash, cash equivalents and short term investments	$6,935	$6,446
Working capital	6,851	5,209
Total assets	9,812	9,310
Total liabilities	1,976	3,010
Stockholders’ equity	7,836	6,300

*	Derived from audited financial statements included in the Company’s Annual report on form 10-K

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